Exhibit 5.1

[Letterhead of Lowenstein Sandler LLP]

September 22, 2014

Body Central Corp.
6225 Powers Avenue
Jacksonville, FL 32217

Re:     Registration Statement on Form S-8 –
Body Central Corp. Third Amended and Restated 2006 Equity Incentive Plan and
Body Central Corp. 2014 Employee Stock Purchase Plan

Ladies and Gentlemen,

We have acted as special counsel to Body Central Corp., a Delaware corporation (the “Company”), in connection with the Company’s filing on the date hereof with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of (1) an additional 680,000 shares (the “Equity Plan Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the Body Central Corp. Third Amended and Restated 2006 Equity Incentive Plan (the “Equity Plan”), and (2) 150,000 shares of Common Stock (the “ESPP Shares”) issuable pursuant to the Body Central Corp. 2014 Employee Stock Purchase Plan (the “ESPP”).
In connection with rendering this opinion, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement and the aforesaid records, certificates and documents.
We assume that at the time of issuance, the Company will continue to have sufficient unissued and unreserved shares of Common Stock (or will validly amend the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended, to authorize a sufficient number of shares of Common Stock prior to the issuance thereof) available for issuance as provided in the Registration Statement and any related amendment thereto or prospectus supplement.
Based upon such examination and review, we are of the opinion that the Equity Plan Shares and the ESPP Shares have been duly and validly authorized and will, upon issuance and delivery as contemplated by the Equity Plan or the ESPP, as applicable (including the payment of any consideration therefor in accordance with the terms of the respective plan), be legally issued, fully paid and non-assessable outstanding shares of Common Stock.
The opinion expressed herein is limited to the corporate laws of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We assume no obligation to advise you of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Lowenstein Sandler LLP